Exhibit 23.0 Consent of BKD, LLP

[BKD,LLP LETTERHEAD]

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors
Citizens First Financial Corp.

We consent to the incorporation by reference in the registration statement of Citizens First Financial Corp. on Form S-8 (Registration Statement Nos. 333-79389, 333-37925, and 333-41615) of our reports dated January 21, 2005, and March 8, 2005, on our audit of the consolidated financial statements of Citizens First Financial Corp. as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002, which report is included in this Annual Report on Form 10-K.

BKD, LLP

Decatur, Illinois
March 24, 2005